Exhibit 23.5

Consent of Panasonic IS’s Third-party Committee

February 3, 2015

Board of Directors

Panasonic Information Systems Co., Ltd.

19-19, Chayamachi, Kita-ku, Osaka 530-0013, Japan

Members of the Board of Directors:

Reference is made to our opinion to you, dated February 3, 2015.

We hereby consent to (1) the use of our opinion dated February 3, 2015 to the Board of Directors of Panasonic Information Systems Co., Ltd. (“Panasonic IS”), included as Appendix C to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed business combination between Panasonic IS and Panasonic Corporation (“Panasonic”), and (2) the references to this committee and our opinion in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Makoto Iwahashi
Makoto Iwahashi
Committee Chair